UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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2018 Annual Meeting of Stockholders │ Meeting Notice │ Proxy Statement

proxy

YOUR VOTE IS IMPORTANT

NEXSTAR MEDIA GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 6, 2018

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Nexstar Media Group, Inc. (the “Annual Meeting”) will be held at Nexstar Media Group, Inc.’s principal executive offices at:

Nexstar Media Group, Inc.

The Summit

545 E. John Carpenter Freeway

Suite 120

Irving, Texas 75062

Wednesday, June 6, 2018

10:00 a.m., Central Daylight Time

The Annual Meeting will be held for the following purposes:

1.	To elect directors to serve as Class III directors for a term of three years.
2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018.
3.	To advise the Board of Directors on the compensation of our Named Executive Officers.
4.	To transact any other business which may properly come before the meeting.

Nexstar Media Group, Inc. is mailing this Proxy Statement and the related proxy on or about May 4, 2018 to its stockholders of record on April 23, 2018. Only stockholders of record at that time are entitled to receive notice of or to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at the Annual Meeting and for ten days prior to the Annual Meeting during ordinary business hours at 545 E. John Carpenter Freeway, Suite 700, Irving, Texas 75062.

By Order of the Board of Directors

/s/ Elizabeth Ryder

Elizabeth Ryder
Secretary

April 27, 2018

IF YOU DO NOT EXPECT TO BE PRESENT AT THIS MEETING AND WISH YOUR SHARES OF COMMON STOCK TO BE VOTED, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 6, 2018:

The Proxy Statement and the Company’s 2017 Annual Report on Form 10-K are available at

http://www.astproxyportal.com/ast/13194/

PROXY STATEMENT TABLE OF CONTENTS

VOTING MATTERS

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Nexstar Media Group, Inc., a Delaware corporation (“Nexstar,” the “Company,” “our,” “us,” or “we”), of proxies for use at Nexstar’s Annual Meeting of Stockholders to be held, pursuant to the accompanying Notice of Annual Meeting, on Wednesday, June 6, 2018 at 10:00 a.m., Central Daylight Time, and at any adjournment or postponement thereof (the “Annual Meeting”). Actions will be taken at the Annual Meeting to (1) elect directors to serve as Class III directors for a term of three years; (2) ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018; (3) advise the Board of Directors on the compensation of our Named Executive Officers; and (4) transact any other business which may properly come before the meeting.

Shares of Nexstar common stock, par value $0.01 (“Common Stock”), represented by a properly executed proxy that is received by Nexstar prior to the Annual Meeting, will, unless revoked, be voted as directed in the proxy. If a proxy is signed and returned, but does not specify how the shares represented by the proxy are to be voted, the proxy will be voted (i) FOR the election of the nominees named therein; (ii) FOR PricewaterhouseCoopers LLP as Nexstar’s independent registered public accounting firm in 2018; (iii) FOR the approval, by non-binding vote, of executive compensation; and (iv) in such manner as the persons named in your proxy card shall decide on any other matters that may properly come before the Annual Meeting.

This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about May 4, 2018.

Voting Securities

Stockholders of record on April 23, 2018 may vote at the Annual Meeting. On that date, there were 45,755,765 shares of Class A Common Stock outstanding and no shares of Class B Common Stock, Class C Common Stock or Preferred Stock outstanding. The holders of Class A Common Stock are entitled to one vote per share and the holders of Class B Common Stock are entitled to 10 votes per share. Holders of our Class C Common Stock and Preferred Stock have no voting rights. Under the Company’s By-laws, the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. There is no cumulative voting. Abstentions, withhold votes and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NASDAQ rules to vote your shares on the ratification of PricewaterhouseCoopers LLP even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors and the approval of executive compensation without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Voting Instructions

Stockholders of record may vote their proxies by signing, dating and returning the enclosed Proxy Card. If no instructions are indicated, the shares represented by such proxy will be voted according to the recommendations of the Board of Directors. Each proxy that is properly received by Nexstar prior to the Annual Meeting will, unless revoked, be voted in accordance with the instructions given on such proxy. Any stockholder giving a proxy prior to the Annual Meeting has the power to revoke it at any time before it is voted by a written revocation received by the Secretary of Nexstar or by executing and returning a proxy bearing a later date. Any stockholder of record attending the Annual Meeting may vote in person, whether or not a proxy has been previously given, but the mere presence of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy. In addition, stockholders whose shares of Common Stock are not registered in their own name, including shares held in a brokerage account, will need to obtain a legal proxy from the record holder of such shares to vote in person at the Annual Meeting.

Votes Necessary to Approve Proposals

•	Proposal 1: Election of Class III Directors

The election of directors requires a plurality of the votes cast, and votes may be cast in favor of the nominees or withheld. A plurality means that the nominee receiving the most votes for election to a director position is elected to that position. For the proposal to elect directors, withhold votes and broker non-votes will not affect the outcome of such vote, because withhold votes and broker non-votes are not treated as votes cast.

•	Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm

The ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting. Votes may be cast for or against such ratification. Stockholders may also abstain from voting. Abstentions will count in the tabulations of votes cast on this proposal, while broker non-votes are not counted as votes cast and will have no effect on the voting results.

•	Proposal 3: Advisory Vote on the Compensation of our Named Executive Officers

This vote is advisory only and non-binding to the Board of Directors. The Board of Directors will receive the count of votes cast and expects to consider the results of the vote, along with other relevant factors, in its assessment of executive compensation. Abstentions will count in the tabulations of votes cast on this proposal, while broker non-votes are not counted as votes cast and will have no effect on the voting results.

PROPOSAL 1 – ELECTION OF CLASS III DIRECTORS

Our By-laws provide for a classified Board of Directors, divided into three staggered classes – I, II and III. The terms of office for each of these classes are scheduled to expire on the date of our annual stockholders’ meeting in 2019, 2020 and 2018, respectively. At the 2018 Annual Meeting, all of our class III directors are up for election.

The Board of Directors has nominated Messrs. Perry A. Sook, Geoff Armstrong and Jay M. Grossman as nominees for election as our class III directors. Once elected, each of our class III directors’ terms will expire on the date of our 2021 annual stockholders’ meeting. The persons named in the enclosed proxy will vote to elect as class III directors the nominees named below, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies therein will vote to elect as Directors the nominees named below.

The Board of Directors recommends a vote FOR the selection of Messrs. Perry A. Sook, Geoff Armstrong and Jay M. Grossman to the Board of Directors.

Principal Occupation and Business Experience
Perry A. Sook

Mr. Sook has served as the Chairman of Nexstar’s Board of Directors, President and Chief Executive Officer and as a director since its inception in 1996. From 1991 to 1996, Mr. Sook was a principal of Superior Communications Group. Mr. Sook currently serves as a director of the National Association of Broadcasters, the CBS Affiliate Association Board and is the Chairman of the Television Bureau of Advertising Board and serves as Chairman of the Ohio University Foundation. Previously, Mr. Sook served on the board of Penton Media.

Mr. Sook brings to Nexstar’s Board of Directors his demonstrated leadership skills and extensive operating executive experience acquired in several communication and media businesses. He is highly experienced in driving operational excellence, development of innovative technologies and attainment of financial objectives under a variety of economic and competitive conditions.

Geoff Armstrong

Mr. Armstrong has served as a director of Nexstar since November 2003. Mr. Armstrong is Chief Executive Officer of 310 Partners, a private investment firm. From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, which was publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications in September 2000. From June 1998 to February 1999, Mr. Armstrong was Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM in July 1999. Mr. Armstrong was a founder of SFX Broadcasting, which went public in 1993, and subsequently served as Chief Financial Officer, Chief Operating Officer and a director until the company was sold in 1998 to AMFM. Mr. Armstrong has served as a director and the chairman of the audit committee of Radio One since June 2001 and May 2002, respectively. Mr. Armstrong has also served on the board of directors of SFXii Entertainment, Capstar Broadcasting Corporation, AMFM and SFX Broadcasting.

Mr. Armstrong brings to Nexstar’s Board of Directors his extensive experience as the Chief Executive Officer of several publicly traded companies in the broadcast and communications industry, as well as a member of the audit committee of several publicly traded companies. His service on the boards of public companies in diverse industries allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

Principal Occupation and Business Experience
Jay M. Grossman

Mr. Grossman has served as a director of Nexstar since 1997 and was its Vice President and Assistant Secretary from 1997 until March 2002. Mr. Grossman serves as Managing Partner and Co-Chief Executive Officer at ABRY Partners, LLC (“ABRY”), which he joined in 1996. Prior to joining ABRY, Mr. Grossman was an investment banker specializing in media and entertainment at Kidder Peabody and at Prudential Securities. Mr. Grossman currently serves as a director (or the equivalent) of several private companies including Hometown Cable, Grande Communications Networks and RCN Telecom Services. Previously, Mr. Grossman served on the board of directors of a wide variety of companies including Atlantic Broadband, Q9 Networks, Sidera Networks, WideOpenWest Holdings, Consolidated Theaters, Country Road Communications, Monitronics International, Caprock Communications, Cyrus One Networks, Executive Health Resources and Hosted Solutions.

Mr. Grossman brings to Nexstar’s Board of Directors his ability to provide the insight and perspectives of a former investment banker at one of the world’s largest investment banks. His prior experience with media and entertainment transactions offers a unique viewpoint as a director. He also oversaw the integration of two middle-market communications companies with differing operations and networks. His service on the boards of several private companies in diverse industries allows him to offer a broad perspective on corporate governance, compensation and operating issues facing corporations today.

PROPOSAL 2 – RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1997. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the selection of such independent registered public accounting firm will be reconsidered by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2018 is in the best interests of the Company and its stockholders and therefore recommends that the stockholders vote FOR this proposal.

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is asking stockholders to cast an advisory, non-binding vote on the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section of this Proxy Statement. While this vote is non-binding, the Board of Directors values the opinions of Nexstar’s stockholders and expects to consider the outcome of the vote, along with other relevant factors, when making future compensation decisions. Following the results of the shareholder advisory vote on the frequency of executive compensation voting at the 2017 annual meeting, the Company’s Board of Directors has approved the Company holding the stockholder advisory vote on the compensation of the Company’s Named Executive Officers annually until the next vote on the frequency of the advisory vote on executive compensation.

As described in detail in the Compensation Discussion and Analysis section, the Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect Nexstar’s circumstances.

The Board of Directors is asking Nexstar’s stockholders to indicate their support for the compensation of its Named Executive Officers. The Board of Directors believes that the information provided in the Proxy Statement demonstrates that Nexstar’s executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with its stockholders’ interests to support long-term value creation.

You may vote for or against the following resolution, or you may abstain. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and procedures described in this Proxy Statement.

The Board of Directors believes, based on the analysis and recommendations performed by the Compensation Committee, as discussed in the Compensation Discussion and Analysis section of this Proxy Statement, that it has provided a reasonable compensation structure for the Company’s Named Executive Officers, in order to align their personal interests with that of the Company and to attract and retain their talent. The Board of Directors recommends that the stockholders vote FOR such compensation.

DIRECTORS

The current directors of the Company are:

	Independent	Age	Nexstar Position
Perry A. Sook		60	Chairman, President, Chief Executive Officer and Class III Director
Geoff Armstrong	✔	60	Class III Director
Jay M. Grossman	✔	58	Class III Director
Dennis A. Miller	✔	60	Class II Director
John R. Muse	✔	67	Class II Director
I. Martin Pompadur	✔	82	Class II Director
Dennis J. FitzSimons	✔	67	Class I Director
C. Thomas McMillen	✔	65	Class I Director
Lisbeth McNabb	✔	57	Class I Director

Perry A. Sook – biographical information for Mr. Sook can be found under “Proposal 1 – Election of Class III Directors.”

Geoff Armstrong – biographical information for Mr. Armstrong can be found under “Proposal 1 – Election of Class III Directors.”

Jay M. Grossman – biographical information for Mr. Grossman can be found under “Proposal 1 – Election of Class III Directors.”

Dennis A. Miller has served as a director of Nexstar since February 2014. From 2013 until April 2014, Mr. Miller served as President of Operations for TV Guide Network, a highly distributed entertainment network owned by CBS Corporation and Lionsgate Entertainment Corporation. From 2011 to 2013, Mr. Miller was as an independent consultant to MediaLink and Lionsgate. From 2005 to 2011, Mr. Miller was a General Partner at Spark Capital, a venture fund with an investment focus on the conflux of the media, entertainment and technology industries. Prior to joining Spark Capital, Mr. Miller served as Managing Director for Constellation Ventures, the venture arm of Bear Stearns. His portfolio of investments included CSTV (sold to CBS), TVONE (sold to Comcast and Radio One), Capital IQ (sold to McGraw Hill) and K12, which went public in 2007. Before focusing on venture capital investing, Mr. Miller served as Executive Vice President of Lionsgate, a global entertainment company with motion picture, television, home entertainment and digital media operations, which he joined in 1998. From 1995 to 1998, Mr. Miller was the Executive Vice President of Sony Pictures Entertainment, a global motion picture, television and entertainment production and distribution company. He was Executive Vice President of Turner Network Television from 1991 to 1995, during the cable channel’s early inception. From 1990 to 1995, Mr. Miller was Executive Vice President of Turner Network Television. Mr. Miller began his career as an attorney with Manatt, Phelps, Rothenberg and Phillips in Los Angeles. He holds a Juris Doctorate from Boalt Law School and a B.A. in political science from the University of California at San Diego.

Mr. Miller’s qualifications to serve on Nexstar’s Board of Directors include his over 25 years of knowledge and experience in numerous early-stage and established media, entertainment and technology companies.

John R. Muse was appointed a member of the Board of Directors of Nexstar effective in January 2017. From 2014 until January 2017, Mr. Muse served in the board of directors of Media General, Inc. (“Media General”). He has over 25 years of experience in private equity and is currently the chair of the Lucchese, Inc. and Free Flow Wines, a leading packaging and logistics company serving the wine on tap segment. He is also on the board of directors of Dean Foods (public) and CSM Bakery Solutions (private). His philanthropic interests in education, community and human services have inspired him to serve on the Board of Visitors for the UCLA Anderson School of Management and the Klyde Warren Park Board. John received his B.S. in Engineering Management from the United States Air Force Academy and his M.B.A. from the University of California, Los Angeles.

Mr. Muse brings to the Board his leadership skills in entrepreneurial and executive roles in a wide range of industries. Mr. Muse also has had financial leadership roles.

I. Martin Pompadur has served as a director of Nexstar since November 2003. In June of 1998, Mr. Pompadur joined News Corporation as Executive Vice President of News Corporation, President of News Corporation Eastern and Central Europe and a member of News Corporation’s Executive Management Committee. In January 2000, Mr. Pompadur was appointed Chairman of News Corp Europe. Mr. Pompadur resigned from News Corporation in November 2008. Mr. Pompadur served as Global Vice Chairman, Media and Entertainment at Macquarie Capital from 2009 to 2016. Prior to joining News Corporation, Mr. Pompadur was President of RP Media Management and held executive positions at several other media companies. Mr. Pompadur currently serves as a director of RP Coffee Ventures. Previously, Mr. Pompadur served on the boards of IMAX Corporation, ABC, Inc., Ziff Corporation, News Corporation Europe, Sky Italia, News Out of Home, Balkan Bulgarian, BSkyB, Metromedia International Group, Elong, Seatwave Limited and Linkshare Corporation and Truli Media Group.

Mr. Pompadur’s qualifications to serve on Nexstar’s Board of Directors include his ability to offer a broad international perspective on issues considered by Nexstar’s Board of Directors and his extensive expertise in the media industry.

Dennis J. FitzSimons was appointed a member of the Board of Directors of Nexstar effective in January 2017. Mr. FitzSimons has served since 2004 as Chairman of the Chicago-based Robert R. McCormick Foundation, a charitable organization with extensive assets. Prior to that, Mr. FitzSimons was the Chief Executive Officer of Tribune Company from 2003 to 2007 and Chairman from 2004 to 2007, stepping down upon completing the sale of the company. In December 2008, Tribune Company filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware and emerged from the related bankruptcy proceedings in December 2012. Mr. FitzSimons began his 25-year career at Tribune in 1982, spending his first 17 years in the broadcast division in positions of increasing responsibility, including General Manager of WGN-TV, Chicago, and President/Chief Executive Officer of Tribune Broadcasting. He was appointed Executive Vice President of Tribune Company in January 2000, with responsibility for the company's broadcasting, publishing and digital groups, as well as the Chicago Cubs Major League Baseball team. He was elected to the Tribune Company board of directors in 2000 and named President and Chief Operating Officer in July 2001 before becoming CEO in January 2003 and Chairman in January 2004. He started his media career at Grey Advertising in New York.

Mr. FitzSimons is a Trustee of both Northwestern University and Chicago’s Museum of Science and Industry. From 2009 until January 2017, Mr. Fitzsimons served on the board of directors of Media General as Chairman of Media General’s Compensation Committee and a member of the Audit Committee. He also served in the board of directors and was a member of the audit committee and the compensation committee, of Time, Inc. from 2014 until its sale to Meredith Corporation in January 2018. Mr. FitzSimons also chaired the Media Security and Reliability Council for the U.S. Federal Communications Commission from 2002 to 2004 and served as a Director of The Associated Press from 2004 to 2007.

Mr. FitzSimon’s qualifications to serve on Nexstar’s Board of Directors include his extensive experience as the Chief Executive Officer of a publicly traded company in the broadcast industry, as well as a member of the audit committee and compensation committee of several publicly traded companies. His service on the boards of public companies allows him to offer a broad perspective on corporate governance, risk management and operating issues facing corporations today.

C. Thomas McMillen has served as a director of Nexstar since July 2014 and is currently a member of the Board’s Nominating and Corporate Governance Committee. Mr. McMillen currently serves as Chief Executive Officer and President of the LEAD1 Association (formerly the DIA Athletic Directors Association) since September 2015. He has also served on the board of RCS Capital Corporation from May 2013 to May 2016. In January 2016, RCS Capital Corporation filed for Chapter 11 bankruptcy protection in United States Bankruptcy Court for the District of Delaware under a prearranged plan with the consent of the majority of its creditors. Mr. McMillen served as Timios National Corporation’s (formerly Homeland Security Capital Corporation) Chief Executive Officer and Chairman of the Board from August 2005 and served as its President from July 2011 to February 2014. From May 2011 to July 2013, Mr. McMillen served as Chairman of the National Foundation on Fitness, Sports and Nutrition, a Congressionally authorized foundation where he currently serves as Treasurer. From 2010 to 2012, Mr. McMillen was the sole member and manager of NVT License Holdings, LLC (commonly known as New Vision Television), a Delaware limited liability company, which was the indirect parent and controlling entity of several other limited liability companies which held the Federal Communications Commission licenses for eight full power and two low power television stations in eight different television markets. From April 2007 until June 2015, he served on the Board of Regents of the University of Maryland System. From December 2004 until January 2007, Mr. McMillen served as the Chairman of Fortress America Acquisition Corporation (now Fortress International Group, Inc., FIGI.PK), and from January 2007 until August 2009, he served as Vice Chairman and director. From October 2007 until October 2009, Mr. McMillen served as Chairman and Co-Chief Executive Officer of Secure America Acquisition Corporation (now Ultimate Escapes, Inc. OTCBB: ULEIQ.PK), and from October 2009 to December 2010 as a director and from November 2009 to December 2010 as Vice Chairman. Ultimate Escapes, Inc. filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the District of Delaware in September 2010. From 1987 through 1993, Mr. McMillen served three consecutive terms in the U.S. House of Representatives representing the 4th Congressional District of Maryland. Mr. McMillen received a Bachelor of Science in Chemistry from the University of Maryland and a Bachelor and Master of Arts from Oxford University as a Rhodes Scholar.

Mr. McMillen’s qualifications to serve as a director of Nexstar include his over 28 years of political, business and sports experience and leadership. During his career, he has been an active investor, principal and board member in companies in the cellular, paging, healthcare, motorcycle, environmental technology, broadcasting, real estate and insurance industries.

Lisbeth McNabb has served as a director of Nexstar since May 2006 and is the chair of the audit committee. Effective in May 2018, Ms. McNabb will be appointed as the Chief Financial Officer and Chief Operating Officer of Linux Foundation, the organization of choice for the world's top developers and companies to build and advance open technology.  Ms. McNabb was interim Chief Financial Officer for Illuminate Education in 2017 and founder of DigiWorksCorp, a Digital and Big Data Analytics company, for Retail and enterprise companies, where she served as President from November 2012 to October 2015.  Chairman and founder of w2wlink.com, a professional women’s online membership community, from March 2007 to 2012. Ms. McNabb is the former Chief Financial Officer of Match.com, a global online dating company, where she was employed from March 2005 through 2006. Prior to joining Match.com, Ms. McNabb served as Senior Vice President of Finance and Planning for Sodexo, an on-site food service and facilities management company, from 2000 to 2005. Prior to that she held innovation, finance and strategy leadership roles with PepsiCo Frito-Lay, American Airlines, AT&T and JP Morgan Chase. Ms. McNabb currently serves as a director of non-profit 4Word and is on the advisory boards of technology companies, and the University of Nebraska. Previously Ms. McNabb served as a director and chair of the audit committee of Tandy Brands and served on the advisory board of American Airlines, Southern Methodist Cox School of Business, Dallas Chapter of Financial Executives International, Sammons Art Center and The Family Place. After Ms. McNabb’s tenure as a director of Tandy Brands in March 2014, Tandy Brands filed for bankruptcy protection in United States Bankruptcy Court for the Northern District of Texas.

Ms. McNabb brings to Nexstar’s Board of Directors her leadership skills in entrepreneurial and executive roles in media, digital and technology companies and extensive strategy, operations, finance and marketing experience in a wide range of industries and in marketing to women. In addition to her leadership experience in digital companies, Ms. McNabb also has had financial leadership roles.

CORPORATE GOVERNANCE

Committees of the Board of Directors

The Board of Directors currently has three standing committees with the following members:

	Compensation	Audit	Nominating and Corporate Governance
Geoff Armstrong	Chairperson	✔
Jay Grossman	✔
Dennis A. Miller	✔
John R. Muse			✔
I. Martin Pompadur			Chairperson
Dennis J. FitzSimons		✔
C. Thomas McMillen			✔
Lisbeth McNabb		Chairperson

Compensation Committee

The Compensation Committee makes all decisions about the compensation of the Chief Executive Officer and also has the authority to review and approve the compensation for the Company’s other executive officers. The primary objectives of the Compensation Committee in determining total compensation (both salary and incentives) of the Company’s executive officers, including the Chief Executive Officer, are (i) to enable the Company to attract and retain highly qualified executives by providing total compensation opportunities with a combination of elements which are at or above competitive opportunities, (ii) to tie executive compensation to the Company’s general performance and specific attainment of long-term strategic goals, and (iii) to provide a long-term incentive for future performance that aligns stockholder interests and executive rewards.

The purpose of the Compensation Committee is to establish compensation policies for Directors and executive officers of Nexstar, approve employment agreements with executive officers of Nexstar, administer Nexstar’s stock option plans and approve grants under the plans and make recommendations regarding any other incentive compensation or equity-based plans. The Compensation Committee met once during 2017. The Compensation Committee operates under an amended written charter adopted by the Board of Directors in April 2017. A copy of such charter is available through our web site at www.nexstar.tv. The information contained on or accessible through our web site does not constitute a part of this Proxy Statement. All three members of the Compensation Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. For more information regarding the Compensation Committee, please refer to the “Compensation Committee Report” in this Proxy Statement.

Audit Committee

The purpose of the Audit Committee is to oversee the quality and integrity of Nexstar’s accounting, internal auditing and financial reporting practices, to perform such other duties as may be required by the Board of Directors, and to oversee Nexstar’s relationship with its independent registered public accounting firm. The Audit Committee met four times during 2017. The members of the Audit Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. The Board of Directors has determined that Ms. McNabb, who served as Chair of the Audit Committee in 2017, is an “audit committee financial expert” in accordance with the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee operates under an amended written charter adopted by the Board of Directors in April 2017. A copy of such charter is available through our web site at www.nexstar.tv. For more information regarding the Audit Committee, please refer to the “Audit Committee Report” in this Proxy Statement.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to serve on Nexstar’s Board of Directors, recommend persons to be nominated by the Board of Directors for election as directors at the annual meeting of stockholders, recommend nominees for any committee of the Board of Directors, develop and recommend to the Board of Directors a set of corporate governance principles applicable to Nexstar and to oversee the evaluation of the Board of Directors and its committees. The Nominating and Corporate Governance Committee operates under an amended written charter adopted by the Board of Directors in April 2017. A copy of such charter is available through our web site at www.nexstar.tv. All three members of the Nominating and Corporate Governance Committee are “independent” as that term is defined in the NASDAQ Stock Market Marketplace rules. The Nominating and Corporate Governance Committee met once during 2017, and its functions were performed through consents or by the full Board of Directors. Our Nominating and Corporate Governance Committee will consider stockholder nominees for the Board of Directors (see “Stockholder Proposals for the 2019 Annual Meeting” under “Other Information” in this Proxy Statement).

Additional Information Concerning the Board of Directors

During 2017, the full Board of Directors met eight times. Each incumbent director attended more than 75% of the aggregate of the total number of meetings of the Company’s Board of Directors and committees of the Board of Directors on which they serve.

Because fewer than ten non-management stockholders attended our 2017 Annual Meeting of Stockholders in person, the Board of Directors has not adopted a formal policy with regard to director attendance at the annual meeting of stockholders. Mr. Sook attended the 2017 Annual Meeting of Stockholders.

The Board of Directors has not adopted a nominating policy to be used for identifying and evaluating nominees for Director, including Director candidates recommended by stockholders, and has not established any specific minimum qualifications that Director nominees must possess. Instead, the Nominating and Corporate Governance Committee determines the qualifications and skills required to fill a vacancy to complement the existing qualifications and skills, as a vacancy arises in the Board of Directors. However, if it is determined that a nominating policy would be beneficial to Nexstar, the Board of Directors may in the future adopt a nominating policy.

There is no formal policy governing how diversity is considered in the makeup of the Board and the selection of its members. The Nominating and Corporate Governance Committee defines Board diversity broadly to mean that the Board is comprised of individuals with a variety of perspectives, industry experience, personal and professional backgrounds, skills and qualifications. When nominating a Board member, the Nominating and Corporate Governance Committee examines the diversity of the overall board and strives to maintain an appropriate level of diversity with the addition of each new nominee.

Under the rules and regulations of the NASDAQ Stock Market, we are required to maintain a majority of independent Directors on the Board of Directors and to have the compensation of our executive officers and the nomination of Directors be determined by independent Directors.

Board of Directors Leadership Structure

The Board of Directors has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the Board of Directors considers many factors, including the specific needs of the business and the best interests of the Company’s stockholders. Our current leadership structure is comprised of a combined Chairman of the Board and Chief Executive Officer and Board committees comprised of independent Directors. Although the Board of Directors does not currently have a formal policy, the Board of Directors believes that Mr. Sook’s service in this combined role is in the best interest of both the Company and its stockholders. Mr. Sook has a vast knowledge of television broadcasting and is seen as a leader in this industry. He understands the issues facing the Company and serving in this dual role he is able to effectively focus the Board of Director’s attention on these matters. In his combined capacity, he can speak clearly with one voice in addressing the Company’s various stakeholders such as customers, suppliers, employees and the investing public.

The Board of Directors has, so far, not found a need to designate one of the independent Directors as a “lead independent director” because each independent Director is fully and effectively involved in the activities and issues relevant to the Board of Directors and its committees. The independent Directors have time and again demonstrated the ability to exercise their fiduciary responsibilities in deliberating issues before the Board of Directors and making independent decisions. Under NASDAQ independence rules, our independent Directors are Messrs. Armstrong, Grossman, Pompadur, Miller, Muse, FitzSimons and McMillen and Ms. McNabb.

Risk Oversight

The Board of Directors plays a vital role in managing the risks facing our Company. Through the Audit Committee, the Board of Directors manages potential accounting risk through oversight of disclosure controls and controls surrounding financial reporting. Senior financial executives report to the Audit Committee at each committee meeting on significant financial and accounting matters. In addition, the Audit Committee, in conjunction with senior management, manage the Company’s data risks (including privacy and storage risks). Through the Compensation Committee, the Board of Directors helps manage potential risks associated with our compensation programs by ensuring that they are not structured in a way that encourages executives to take unacceptable risks. The Board of Directors is involved in managing operational risk through the evaluation of potential station acquisitions and significant agreements at Board of Directors meetings and in between meetings, as needed. The Board of Directors confers with our general counsel and outside legal counsel, when necessary, in overseeing legal and regulatory risks.

Code of Ethics and Anti-Corruption Policy

The Board of Directors adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, the other executive officers and Directors, and persons performing similar functions. The purpose of the Code of Ethics is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by Nexstar and to promote compliance with all applicable rules and regulations that apply to Nexstar and its officers and directors. The Code of Ethics was filed as an exhibit to Nexstar’s Annual Report for the year ended December 31, 2003 on Form 10-K filed with the SEC on March 31, 2004. In October 2017, we adopted an Anti-Corruption Policy, which supplements our Code of Ethics and provides detailed guidance to our employees on prohibited actions under anti-bribery and anti-corruption laws.

Compensation Committee Interlocks and Insider Participation

None of our Directors or executive officers served, and we anticipate that no member of the Board of Directors or executive officers will serve, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Board of Directors.

Policy on Insider Trading

In October 2017, our Board of Directors adopted a new insider trading policy. Our Insider Trading Policy prohibits directors, officers and covered employees from trading in the Company’s securities while in possession of material non-public information. Additionally, such persons are prohibited from holding Company securities in margin accounts or pledging Company securities as collateral for a loan.

Stock Ownership Policy

Effective January 1, 2018, our Board of Directors has adopted stock ownership policies for non-employee directors, Name Executive Officers, and certain other senior executives. The policies were established to promote a long-term perspective in managing the Company, and to help align the interests of our shareholders, executives and directors.

COMPENSATION OF DIRECTORS

Overview of Compensation and Procedures

Nexstar employees do not receive additional compensation for their services as Directors. Accordingly, Mr. Sook serves on the Board of Directors without additional compensation. In 2017, each non-employee director received compensation of $80,000 for their services as a director. Each non-employee director also received compensation of $15,000, $10,000 and $10,000 for service in the Audit, Compensation and Nominating and Corporate Governance Committee, respectively. The chairs of each of Audit, Compensation and Nominating and Corporate Governance Committee Chairman received additional compensation of $12,500, $10,000 and $7,500, respectively. Non-employee directors no longer receive payments for their attendance at Board or Committee meetings.  However, we continue to reimburse our directors for business related travel expenses.

2017 DIRECTOR COMPENSATION TABLE

The following table sets forth information concerning compensation to each of our Directors (excluding the Chief Executive Officer disclosed in the Summary Compensation Table) during the year ended December 31, 2017:

	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards(1) ($)	Total ($)
Geoff Armstrong	$115,000	$—	$448,000	$563,000
Jay M. Grossman	90,000	—	448,000	538,000
Dennis A. Miller	90,000	—	448,000	538,000
John R. Muse	90,000	—	150,675	240,675
I. Martin Pompadur	97,500	—	448,000	545,500
Dennis J. FitzSimons	95,000	—	150,675	245,675
C. Thomas McMillen	90,000	—	448,000	538,000
Lisbeth McNabb	107,500	—	448,000	555,500

(1)

Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification Topic 718. See the Notes to the Company’s Consolidated Financial Statements in our 2017 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards.

The aggregate option awards outstanding and unvested stock awards for each director as of December 31, 2017 were as follows (in shares):

	Option Awards		Unvested
	Vested	Unvested	Stock Awards
Geoff Armstrong	20,000	5,000	7,500
Jay M. Grossman	15,000	5,000	7,500
Dennis A. Miller	7,500	2,500	7,500
John R. Muse(1)	21,578	-	2,500
I. Martin Pompadur	16,000	5,000	7,500
Dennis J. FitzSimons	—	—	2,500
C. Thomas McMillen	7,500	2,500	7,500
Lisbeth McNabb	10,000	5,000	7,500

(1)Mr. Muse’s options were issued to replace his previous, outstanding option award in connection with Nexstar’s acquisition of Media General.

Stock options vest over a range of four to five years and expire ten years from the date of grant. Stock awards, in the form of restricted stock units, vest over a range of two to four years.

EXECUTIVE OFFICERS

The current executive officers of the Company are:

	Age	Nexstar Position
Perry A. Sook	60	President, Chief Executive Officer and Director
Thomas E. Carter	59	Chief Financial Officer and Executive Vice President
Timothy C. Busch	55	President, Nexstar Broadcasting, Inc.
Gregory R. Raifman	58	President, Nexstar Digital LLC
Brian Jones	58	Executive Vice President, Chief Operating Officer, Nexstar Broadcasting, Inc.
Elizabeth Ryder	53	Executive Vice President, General Counsel and Secretary
Blake Russell	47	Executive Vice President, Station Operations and Content Development
Brett Jenkins	47	Executive Vice President and Chief Technology Officer
Andrew Alford	56	Senior Vice President and Regional Manager, Nexstar Broadcasting, Inc.
Douglas Davis	56	Senior Vice President and Regional Manager, Nexstar Broadcasting, Inc.
Keith Hopkins	36	Senior Vice President, Distribution
Anthony Katsur	45	Senior Vice President of Platforms, Nexstar Digital LLC
Diane Kniowski	63	Senior Vice President and Regional Manager, Nexstar Broadcasting, Inc.
Julie Pruett	56	Senior Vice President and Regional Manager, Nexstar Broadcasting, Inc.
Rajesh Ramanan	40	Senior Vice President of Operations, Nexstar Digital LLC
William Sally	60	Senior Vice President and Regional Manager, Nexstar Broadcasting, Inc.
Daniel Street	39	Senior Vice President of Operations Group, Nexstar Digital LLC
Theresa Underwood	55	Senior Vice President and Regional Manager, Nexstar Broadcasting, Inc.
Michael Vaughn	49	Senior Vice President and Regional Manager, Nexstar Broadcasting, Inc.

Perry A. Sook – biographical information for Mr. Sook can be found under “Proposal 1 – Election of Class III Directors.”

Thomas E. Carter has served as Nexstar’s Chief Financial Officer since August 2009. Prior to joining Nexstar, Mr. Carter was Managing Director, Media Telecom Corporate Investment Banking at Banc of America Securities, which he joined in 1985. In this position, he acted as the senior banker responsible for delivering bank products and services including M&A, private and public equity, high-yield debt, fixed income derivatives, syndicated financial products and treasury management for selected clients across the broadcasting, cable, publishing and media industries, including Nexstar. Mr. Carter began his banking career in 1980, serving for five years in various roles in Corporate and International Banking at a predecessor to JPMorgan Chase.

Timothy C. Busch was appointed as President of Nexstar Broadcasting, Inc. in January 2017. Prior to that, Mr. Busch served as our Executive Vice President and Co-Chief Operating Officer from May 2008 to January 2017, served as Senior Vice President and Regional Manager from October 2002 to May 2008 and served as our Vice President and General Manager at WROC (CBS) in Rochester, New York from 2000 to October 2002. Prior to joining Nexstar, Mr. Busch served as General Sales Manager and held various other sales management positions at Gannett-owned WGRZ (NBC) in Buffalo, New York from 1993 to 2000. Prior to that, Mr. Busch held various sales management positions at WGR-AM and FM radio stations in Buffalo. Mr. Busch has served on various boards in the Rochester and Buffalo areas as well as the New York State Broadcasting Association and as the former Chairman of the CBS Affiliate Board. Mr. Busch currently serves on NBC Television Affiliates Board of Directors and the Federal Reserve Bank of New York Upstate Advisory Board.

Gregory R. Raifman joined Nexstar as President of Nexstar Digital LLC in April 2017. Mr. Raifman is responsible for managing the day to day operations of Nexstar Digital LLC., including the development and implementation of the Company’s digital business strategy, leading the integration of existing and recently acquired digital products under the Nexstar Digital brand, and alignment of complementary technologies and capabilities to maximize performance and accelerate revenue and earnings growth. Prior to assuming his role at Nexstar, Mr. Raifman served as President for The Rubicon Project, Inc. (NYSE: RUBI) from January 2013 until March 2017. Mr. Raifman also served as a director of The Rubicon Project from April 2013 until May 2017. Since November 2003, Mr. Raifman has served as the managing member of Momentum Sports Group, LLC, which owns and operates the UnitedHealthcare Pro Cycling Team. From February 2010 to October 2010, Mr. Raifman served as the Executive Chairman of LiveRail, Inc., a video ad exchange and real time bidding company. Mr. Raifman co-founded Mediaplex, Inc., a marketing technology solution company, in 1998, and from 1998 to 2001 Mr. Raifman served as the Chairman, Chief Executive Officer and President of Mediaplex, Inc. Mr. Raifman began his career as an attorney, specializing in M&A and corporate financings. Mr. Raifman brings to the board many years of experience in our industry, as well as significant experience as a public company officer and director.

Brian Jones was appointed as Executive Vice President and Chief Operating Officer of Nexstar Broadcasting, Inc. in January 2017. Prior to that, Mr. Jones served as our Executive Vice President and Co-Chief Operating Officer from May 2008 to January 2017 and as Senior Vice President and Regional Manager from May 2003 to May 2008. Prior to joining Nexstar, Mr. Jones served as Vice President and General Manager at KTVT (CBS) and KTXA (IND) in Dallas/Fort Worth, Texas from 1995 to 2003. Prior to that, Mr. Jones served in various management, sales and news positions at KTVT, MMT Sales, Inc., KXAS (NBC) in Dallas/Ft. Worth, KLBK (CBS) in Lubbock, Texas and KXAN (NBC) in Austin, Texas. Mr. Jones has served as the Chairman of the FOX Affiliates Board of Governors, Chairman of the Board of the Texas Association of Broadcasters, on the Small Market Advisory Committee of the National Association of Broadcasters and on the Southern Methodist University Journalism Advisory Committee.

Elizabeth Ryder was appointed as our Executive Vice President and General Counsel in January 2017. Prior to that, Ms. Ryder served as Nexstar’s Senior Vice President and General Counsel from November 2013 to January 2017 and served as Secretary since January 2013 and Vice President and General Counsel from May 2009 to November 2013. Prior to joining Nexstar, Ms. Ryder served as Vice President – Legal Affairs at First Broadcasting Operating, Inc. Prior to that, Ms. Ryder served as Counsel at the law firm of Drinker Biddle & Reath LLP in Washington, D.C.

Blake Russell was appointed as our Executive Vice President, Station Operations and Content Development in February 2018. Prior to that, he served as Nexstar’s Senior Vice President, Station Operations and Content Development from November 2008 to January 2018 and has served as Nexstar’s Vice President Marketing and Operations from October 2007 to October 2008. Before that, Mr. Russell served as Vice President and General Manager at KNWA (NBC) and KFTA (FOX) stations in Ft. Smith/Fayetteville, Arkansas from January 2004 to September 2007 and as Nexstar’s Director of Marketing/Operations at KTAL (NBC) station in Shreveport, Louisiana from 2000 to 2003.

Brett Jenkins was appointed as our Executive Vice President and Chief Technology Officer in February 2018. Prior to that, he served as our Senior Vice President and Chief Technology Officer from January 2017 to January 2018. From December 2014 to January 2017, Mr. Jenkins served as Vice President and Chief Technology Officer at Media General, overseeing the company’s IT and engineering functions for both broadcast and digital businesses. Prior to Media General, he was Vice President Chief Technology Officer of LIN Media from 2011 to 2014. He also held technology positions at ION Media Networks and executive positions for Thales Broadcast & Multimedia and Thomson.

Andrew Alford was appointed as Senior Vice President and Regional Manager in August of 2017. Mr. Alford has oversight responsibilities for the stations and digital properties in the Southeast Region encompassing Florida, Georgia, South Carolina, Alabama, and Mississippi. Prior to his promotion, Mr. Alford was Vice President and General Manager of WFLA-TV and WTTA-TV, Tampa’s NBC and MyNet affiliates since 2014. Before moving to Tampa, Mr. Alford served as Vice President of Sales for Media General. While in that role he initiated and managed sales strategies and developed sales training plans for the company. Additionally, he was responsible for managing the business relationship with the national rep firms and worked on the transition teams through corporate mergers. Concurrently, he held the position of Vice President and General Manager of WTEN-TV, an ABC affiliate, in Albany, NY and operated WXXA-TV, a Fox affiliate, under a shared services and joint sales agreement with Shield Media. Prior to Albany, Andy spent a total of seven years at WGCL-TV in Atlanta, most recently as Vice President and General Manager.  He has also served in broadcast management roles in the Orlando, FL, Syracuse, NY and Rochester, NY markets.

Douglas Davis joined Nexstar in January 2017 as Senior Vice President and Regional Manager of Nexstar Broadcasting, Inc. He has oversight of station operations in Virginia, North Carolina, West Virginia, Ohio, Massachusetts, Connecticut and Rhode Island. Prior to joining Nexstar, Mr. Davis served as President and General Manager of WAVY/WVBT, the NBC/FOX duopoly in Norfolk, Virginia from 2005 to 2016. He served as Station Manager of WVBT from 2000 to 2005 following his role as Local Sales Manager of WAVY from 1995-2000. A graduate of Duke University, Mr. Davis began his career at National Video Center in New York from 1984-1989 before holding Account Executive positions with Cox Cable and WVEC in Norfolk from 1989-1995. He is a Past President of The Virginia Association of Broadcasters and former board member of the FOX Affiliate Board of Governors. He is a long-serving member of the Development Advisory Board of Children’s Hospital of the King’s Daughters and remains active in many community organizations throughout southeastern Virginia.

Keith Hopkins joined Nexstar in September 2017 as Senior Vice President of Distribution, a new position at Nexstar. In his new role, Mr. Hopkins works with Nexstar Chairman, President and CEO, Perry A. Sook and Executive Vice President and General Counsel, Elizabeth Ryder, overseeing the strategic local content distribution initiatives and affiliate relations for Nexstar’s broadcast and digital operations in 100 markets across the United States. Prior to joining Nexstar, Mr. Hopkins served as Vice President, Affiliate Sales and Marketing from March 2017 to August 2017 and Senior Director, Affiliate Sales and Marketing from July 2014 to February 2017 for Tribune Media where he negotiated complex carriage agreements with multichannel video programming distributors (“MVPDs”) and new emerging platforms for all of Tribune’s owned or operated television stations, as well as WGN America. Before that, he served as Senior Director, Affiliate Sales and Marketing from June 2014 to July 2014 and Director, Affiliate Sales and Marketing from March 2012 to June 2014 for the Pac-12 Networks, where he was on a team that led the global distribution development efforts for the Pac-12 national, regional and digital networks and executed carriage agreements with DISH, AT&T U-verse, NCTC and Google Fiber, among other MVPDs. Earlier in his career, Mr. Hopkins was a National Account Sales Manager at NBC Universal / Comcast Corporation.

Anthony Katsur joined Nexstar in May 2017 as Senior Vice President of Platforms of Nexstar Digital LLC. Mr. Katsur is a media technology veteran with more than two decades of executive leadership and operational experience at innovative technology companies. Anthony is responsible for leading ad technology business and corporate development. He also acts as the executive product manager in seeking ways to tie together all digital platforms, content monetization solutions and digital services within Nexstar Digital. From July 2015 to May 2017, he served as President of Sonobi, where he implemented strategy, recruited and led teams and executed business with leading agencies, brands and media companies. Prior to Sonobi, Anthony held global leadership roles at Rubicon Project as SVP of Business Operations from December 2013 to July 2014 and General Manager of Buyer Cloud from July 2014 to July 2015. He also held global executive roles at Maxifier where he served as CEO from December 2012 to October 2013 and as COO from September 2011 to December 2012, and MediaMath, where he served as General Manager from September 2009 to September 2011. Earlier in his career, he joined DoubleClick via the acquisition of NetGravity and led multiple product, operations and engineering divisions. Anthony is a current Investor and Advisor of RevCascade, an ecommerce platform. He is an Advisor of MetaX, a blockchain platform built to combat ad fraud. He is also a former Advisor of iSocket (acquired by Rubicon Project).

Diane Kniowski joined Nexstar in January 2017 as Senior Vice President and Regional Manager of Nexstar Broadcasting, Inc. Ms. Kniowski has oversight of station operations in Iowa, Illinois, Michigan, Montana, North Dakota, South Dakota and Wisconsin. Prior to her appointment, she served as Vice President and General Manager of WOOD TV, WOTV and WXSP in Grand Rapids, Michigan since 1999. In addition to that role, she acted as a Regional Manager with Media General overseeing stations in Michigan and Indiana. Ms. Kniowski has worked in the capacities of Media Buyer, Media Planner, National Sales Manager and General Sales Manager. Her career highlights include putting a cable-based Sports Channel on the air in West Michigan, bringing free Detroit sports to the western side of the state. Ms. Kniowski currently serves on the ABC Board of Directors and serves as the ABC Board liaison for the ABC Marketing Association. She is the past chair of the Michigan Association of Broadcasters and has served on the Michigan Association of Broadcasters Foundation Board, American Women in Radio and Television, Grand Rapids Economic Club, Grand Rapids Area Chamber of Commerce and Children’s Miracle Network Board at Helen Davos Children’s Hospital.

Julie Pruett has served as Nexstar’s Senior Vice President and Regional Manager since September 2013.  Ms. Pruett has oversight over station operations in Colorado, Kansas, New Mexico and Texas. From 1997 through August 2013, Ms. Pruett served as Vice President/General Manager of Nexstar’s KFDX station and Mission’s KJTL and KJBO stations serving the Wichita Falls, Texas and Lawton, Oklahoma, market. From 1989 to 1997, Ms. Pruett served in sales and various management positions at KFDX. Ms. Pruett also worked in the agency side of the business, developing and implementing marketing plans for multiple clients. Altogether, Ms. Pruett has 25 years of experience in the television industry.

Raj Ramanan joined Nexstar Digital LLC in June 2017 as SVP of Operations/Local. He leads HYFN Local (formerly LIN Digital), a full stack local digital advertising agency owned and operated by Nexstar Digital in Austin, TX. In addition to running HYFN Local, Mr. Ramanan has led strategic planning and evaluation of potential vendors, partners, and targets in the local space. Mr. Ramanan brings over 18 years’ experience in strategy, finance, operations and technology, starting his career at McKinsey & Company as a Business Analyst from 2000 to 2002 before serving as a Senior Analyst with The Walt Disney Company’s Strategic Planning Group (SPG) in 2002, Executive at Kohlberg Kravis Roberts (KKR) from 2003-2006, and Associate Director at Bear Stearns from 2006 to 2007. He co-founded a consumer-facing local discovery/search company as President in 2008, raising venture capital funds and leading business development & licensing partnerships, before exiting in 2013. From 2014 to 2017, he advised mid-market to Fortune 500 companies on strategy/operations and tech M&A. Mr. Ramanan graduated summa cum laude with a BBA from the University of Michigan’s Ross School of Business in 2000.

William Sally has served as Nexstar’s Senior Vice President and Regional Manager since September 2013. Mr. Sally oversees station operations in Florida, Alabama, South Carolina, Mississippi and Georgia. His responsibilities include generating revenue strategies across Nexstar’s multimedia platforms, while evaluating and improving operating efficiencies. Prior to joining Nexstar, Mr. Sally was Vice President and General Manager for Newport Television in Albany at WXXA from May 2008 to December 2012. He held the same position for Smith Broadcasting in Burlington, Vermont, at WFFF from August 1998 to April 2004 and at WFFF and WVNY from April 2004 to April 2008. Mr. Sally also held various management level positions in sales including while in California at KEYT in Santa Barbara from January 1995 to August 1998. He began his television career in 1978 in Utica where he later became Sports Director/Anchor at WKTV.

Daniel Street joined Nexstar in the role of SVP of Strategy and M&A in April of 2017. Mr. Street has responsibility for architecting the digital strategy, finding M&A candidates, and structuring and negotiating deals. Prior to joining Nexstar, Daniel was CEO of Loku from 2009 to 2013, a contextual search engine that raised $2.1M in venture capital and exited to Groupon. Prior to that, he served in a Strategy and M&A role at Dell Computers from 2007 to 2009, leading the efforts to close on EqualLogic, a $1.4B transaction. Before joining Dell, he was an Executive at KKR from 2004 to 2007 in the Media and Technology practice areas. He started his career as a strategy consultant for Bain & Company, from 2001 to 2004, and graduated from Rice University.

Theresa Underwood has served as Nexstar’s Senior Vice President and Regional Manager since April 2015. Ms. Underwood oversees station operations in Maryland, Pennsylvania, New York and Vermont. Since 2000, Ms. Underwood has served as Vice President and General Manager of Nexstar-owned WSYR-TV (ABC) and LocalSYR.com serving the Syracuse, NY market. She spent 22 years at WSYR-TV where she held various management level positions. Ms. Underwood first joined Nexstar as VP / General Manager of WSYR-TV in December 2012 when Nexstar acquired various assets of Newport Television.

Michael Vaughn was appointed to Senior Vice President and Regional Manager of Nexstar Broadcasting, Inc. in January of 2017. Mr. Vaughn oversees station operations in Arkansas, Louisiana, Missouri and Tennessee. Prior to his appointment, he served as Vice President and General Manager of Nexstar’s local television operation KARK and associated digital operations in Little Rock, Arkansas from 2011 to 2016. Mr. Vaughn was also responsible for managing Nexstar’s relationship with Mission Broadcasting’s KLRT and KASN under a joint operating agreement. Prior to that, he was Vice President and General Manager of KNWA and KFTA and associated digital operations serving Fayetteville and Fort Smith, Arkansas from 2008 to 2011. From 2005 to 2008 Mr. Vaughn served as Director of Sales overseeing both sales departments in Fayetteville and Little Rock, Arkansas. Mr. Vaughn started his career with Nexstar in sales and various management positions at Nexstar’s facilities in Springfield, Missouri.

BENEFICIAL OWNERSHIP OF NEXSTAR COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of Nexstar’s Common Stock as of April 5, 2018 by (i) those persons known to Nexstar to be the beneficial owners of more than five percent of the outstanding shares of Common Stock of Nexstar, (ii) each Director of Nexstar, (iii) our Named Executive Officers listed in the Summary Compensation Table and (iv) all Directors and executive officers of Nexstar as a group. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting power or investment power and also any shares that the entity or individual had the right to acquire as of June 4, 2018 (60 days after April 5, 2018) through the exercise of any stock option or other right. This information has been furnished by the persons named in the table below or in filings made with the SEC. Where the number of shares set forth below includes shares beneficially owned by spouses and minor children, the named persons disclaim any beneficial interest in the shares so included. As of April 5, 2018, there were no shares issued and outstanding of Nexstar’s Class B Common Stock, Class C Common Stock or Preferred Stock. Unless otherwise indicated, a person’s address is c/o Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, Texas 75062.

BENEFICIAL OWNERSHIP TABLE

	Class A Common Stock
Name of Beneficial Owner	Direct Ownership	Vested Options	Total	%
Beneficial Owners of More Than 5%:
Hound Partners, LLC(1)	3,653,653	—	3,653,653	8.0%
Vanguard Group, Inc.(2)	3,548,655	—	3,548,655	7.8%
Neuberger Berman Group, LLC(3)	3,228,060	—	3,228,060	7.1%
BlackRock, Inc.(4)	2,814,809	—	2,814,809	6.2%
Current Directors:
Perry A. Sook(5)	1,064,894	1,150,000	2,214,894	4.7%
Geoff Armstrong	3,125	25,000	28,125	0.1%
Jay M. Grossman	53,125	20,000	73,125	0.2%
Dennis A. Miller	3,125	10,000	13,125	0.0%
John R. Muse	625	21,578	22,203	0.0%
I. Martin Pompadur	4,125	21,000	25,125	0.1%
Dennis J. FitzSimons	9,527	—	9,527	0.0%
C. Thomas McMillen	3,125	7,500	10,625	0.0%
Lisbeth McNabb	3,125	15,000	18,125	0.0%
Current Named Executive Officers:
Thomas E. Carter	76,859	160,000	236,859	0.5%
Timothy C. Busch	49,235	50,000	99,235	0.2%
Gregory R. Raifman	8,779	—	8,779	0.0%
Brian Jones	14,976	75,000	89,976	0.2%
All current directors and executive officers as a group (27 persons)	1,363,127	1,667,578	3,030,705	6.4%

(1)	The number of shares is derived from the Schedule 13G filed with the SEC on February 15, 2018. The address of Hound Partners, LLC is 101 Park Avenue, 48th Floor New York, NY 10178.
(2)	The number of shares is derived from the Schedule 13G/A filed with the SEC on February 9, 2018. The address of Vanguard Group, Inc. is 100 Vanguard Blvd. Malvern, PA 19355.
(3)	The number of shares is derived from the Schedule 13G/A filed with the SEC on February 15, 2018. The address of Neuberger Berman Group, LLC is 1290 Avenue of the Americas New York, NY 10104.
(4)	The number of shares is derived from the Schedule 13G/A filed with the SEC on January 25, 2018. The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.
(5)	Represents shares owned by PS Sook Ltd., of which Mr. Sook and his spouse are the beneficial owners.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors, executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of such equity securities of Nexstar. Executive officers, Directors and greater than ten percent beneficial owners are required to furnish Nexstar with copies of all Section 16(a) forms they file.

During 2017, the Form 4 for Andrew Alford for the award of restricted stock units was filed late and the vesting of a restricted stock unit grant for Michael Vaughn was filed late on a Form 5, in each case due to administrative oversight. Based on our records and review of the copies of Section 16(a) reports furnished to us during the year ended December 31, 2017, we believe all other Section 16(a) filing requirements applicable to Nexstar’s executive officers, Directors and greater than ten percent beneficial owners were timely satisfied.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors establishes compensation policies for the Directors and executive officers of Nexstar Media Group, Inc. (the “Company”), approves employment agreements with executive officers of the Company, administers the Company’s stock option plans and approves grants under the equity incentive plans and makes recommendations regarding any other incentive compensation.

In performing its oversight responsibilities of the design and functioning of the Company’s executive and director compensation program, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2017 with the management of the Company. Based on this review and discussion, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders.

Respectfully submitted,

Geoff Armstrong, Chair
Jay Grossman
Dennis A. Miller

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION STRATEGY

In this Compensation Discussion and Analysis, we provide a detailed discussion and analysis of our compensation program and policies and the critical factors that are considered in making compensation decisions.

Throughout this Proxy Statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during the year ended December 31, 2017, along with the other three most highly-compensated executive officers, are collectively referred to as the “Named Executive Officers.” For the year ended December 31, 2017, our Named Executive Officers were Perry A. Sook, Thomas E. Carter, Timothy C. Busch, Gregory R. Raifman and Brian Jones.

Stockholder Say on Pay Considerations

In 2017, we provided stockholders with an advisory vote on executive compensation (Say on Pay vote) with respect to 2016 compensation. Our executive compensation program was approved by 99% of the votes cast.  These results demonstrate strong stockholder support for our executive compensation program.

We evaluate our executive compensation program at least annually, and this year, we have taken into account the outcome of our 2017 Say on Pay vote when considering our 2017 compensation program. We are asking stockholders to vote again on executive compensation this year. The Board of Directors and the Compensation Committee will continue to consider the results of the annual Say on Pay votes in their future compensation policies and decisions.

Compensation Philosophy and Objectives

The Company’s executive compensation program has been developed to incorporate a compensation philosophy consistent with the following primary objectives:

•

Attract and retain talented and highly qualified executives in the competitive television broadcasting industry by providing a total compensation package that includes a combination of elements which are at or above competitive opportunities;

•	Tie executive compensation, both annual and long-term elements, to the Company’s overall performance and specific attainment of long-term strategic goals;
•	Provide executives with long-term incentive for future performance that aligns with stockholder interests and maximizes stockholders value over the long-term; and
•	Set executive compensation at responsible levels to promote fairness and equity among all employees within our organization.

Overview and Role of Compensation Committee

The Compensation Committee of the Board of Directors establishes compensation policies for the Directors and executive officers of Nexstar, including our Named Executive Officers. The Compensation Committee approves the employment agreements with the executive officers of Nexstar, administers Nexstar’s equity incentive plans, approves grants under such plans and makes recommendations regarding other incentive compensation provided to our Named Executive Officers and other executive officers.

Role of the Compensation Consultant

The Compensation Committee has the sole authority to retain and obtain advice of advisors and consultants as necessary and evaluates their independence prior to selection or retention. The Compensation Committee also sets the compensation and oversees the work of advisors and consultants.

In 2014, the Compensation Committee retained Korn Ferry Hay Group, a management consulting firm, to advise on matters related to the Executive Employment Agreement with Perry A. Sook, the Company's President and Chief Executive Officer, and to assist with the development of our 2015 Long Term Equity Incentive Plan, which was approved by the stockholders in Nexstar’s 2015 Annual Meeting of stockholders.

Defining the Market—Benchmarking

In 2013, the Compensation Committee, working with Longnecker & Associates (“Longnecker”), performed the annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements within our executive compensation program. As a result of the increases in Nexstar’s capitalization and its growing digital media business, the Compensation Committee instructed Longnecker to conduct a benchmarking review to analyze the proxy information of 16 diverse media companies that either have a broadcast, communication, entertainment or media component (the “peer group”), as disclosed in their most recent proxy information filing with the SEC. The peer group was comprised of the companies in the table below:

Belo Corp(1)	Meredith Corp
Cumulus Media	National CineMedia
DreamWorks Animation	New York Times Co
Hemisphere Media Group	Pandora Media
LIN TV(2)	Regal Entertainment Group
Live Nation Entertainment	Scholastic Corp
Loral Space and Communications	Sinclair Broadcast Group
MDC Partners	Starz

(1)	During 2013, Belo was acquired by Gannett Co., Inc. In 2015, the company changed its name to Tegna Inc.
(2)	During 2014, LIN TV was acquired by Media General. In January 2017, Nexstar acquired Media General.

In 2016, the Compensation Committee retained Korn Ferry Hay Group to assess the competitiveness and reasonableness of our executive compensation considering the Company’s acquisition of Media General in January 2017.

In the first quarter of 2018, we retained Korn Ferry Hay Group to perform an assessment of our executive compensation. A new set of peer group is being utilized in 2018 and going forward.

Benchmarking review provides a foundation for ensuring that our executive compensation levels remain competitive in relation to the peer group and is generally refreshed prior to the hiring or replacement of an executive officer or when an existing officer’s employment contract is renewed. One of the primary objectives of the Company’s executive compensation program is to provide compensation near the median market pay level based on our benchmarking review of peer group companies, when warranted by Company results and individual contribution. We believe that such benchmarking is useful because we recognize that our compensation practices must be competitive in the media industry. By targeting Named Executive Officer compensation to the compensation practices of the Company’s peer group, the Company enhances its ability to attract and retain talented and highly qualified executives, which is fundamental to the Company’s growth and delivery of value to its stockholders. In addition, peer group information is one of the many factors we consider in assessing the reasonableness of compensation of our Named Executive Officers.

Compensation Risk Considerations

The Compensation Committee has assessed the level of risk associated with the Company’s executive incentive programs to ensure that the design of these programs does not encourage executives to subject the Company to unacceptable levels of business risk. It is the Committee’s opinion that the current incentives offered to executives are balanced in such a way so as not to create a conflict between executive and stockholder interests. Annual cash bonuses are based primarily on current year net revenues and Adjusted EBITDA, which are short-term measures. These short-term incentives are balanced out by the long-term incentives offered to executives in the form of stock options and restricted stock units. The options and restricted stock units generally vest over a four to five year period and encourage executives not to take risks that would jeopardize the future growth and profitability of the Company.

Determination of Compensation

The Compensation Committee reviewed compensation levels for our Named Executive Officers for 2015 through 2017 and considered various factors, including the executive’s job performance, the compensation level of competitive jobs and the financial performance of the Company. For the executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. The Compensation Committee approves the primary components of compensation for each Named Executive Officer, including any annual cash bonus and grant of stock options or restricted stock units.

Key Metrics Used for Performance Measures

The Company utilizes net revenue and Adjusted EBITDA as quantitative measures to assess performance. Net revenue represents revenue recognized, net of allowances and credits, in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA is defined as income from operations, plus depreciation, amortization of intangible assets, amortization of broadcast rights (excluding barter), loss (gain) on asset disposal, net, non-cash representation contract termination fee, change in the fair value of contingent consideration and goodwill impairment, minus broadcast rights payments. Both of these measures are reported by the Company in its quarterly earnings releases. For additional information on the performance on these and other measures, see discussion in the “Elements of Compensation—Annual Cash Bonuses” section following.

ELEMENTS OF COMPENSATION

The principal elements of the Company’s executive compensation consist of the following:

•	Base Salary;
•	Annual Cash Bonuses;
•	Stock Options;
•	Other Stock-Based Compensation;
•	Perquisites and Other Compensation;
•	Health Benefits; and
•	Severance Benefits and Change in Control Provisions.

Base Salary

The annual base salary of the Company’s Named Executive Officers is established by individual employment agreements (see the “Employment Agreements” section of this Proxy Statement). The purpose of the base salary is to provide each Named Executive Officer with a set amount of cash compensation that is not variable in nature and that is generally competitive with market practices. The base salary is established based on the scope of the executive’s responsibilities, taking into account competitive market compensation paid by peer group companies for similar positions. Generally, we target the executives’ base salaries near the median market pay level of our benchmarking review of peer group companies. Under each employment agreement, base salaries are increased on an annual basis. Annual salary increases for our Named Executive Officers are generally consistent, on a percentage basis, with those received by non-executive employees. See the “Employment Agreements” section of this Proxy Statement for a discussion of the employment agreements of Named Executive Officers.

Annual Cash Bonuses

Under the terms of their employment agreements, each Named Executive Officer is eligible to earn a targeted annual cash bonus up to an amount equal to a specified percentage of such executive’s salary. The overall performance of the Company determines what percentage, if any, of the target bonus will be paid out, with net revenues and Adjusted EBITDA as the primary performance measures. If the Company attains the annually budgeted amounts for net revenue and Adjusted EBITDA, then it is likely that 100% of the targeted bonus will be paid. However, the Chief Executive Officer, with the approval of the Compensation Committee, may increase the annual bonus paid to our other Named Executive Officers, and the Compensation Committee may increase the annual bonus paid to our Chief Executive Officer. Likewise, if the Company does not achieve its performance benchmarks, then an amount less than the full bonus may be paid. However, the Company does not utilize defined formulas to determine what percentage of the target bonuses will be paid to its executive officers, including its Named Executive Officers. Ultimately, the payment of cash bonuses is made on a discretionary basis and is determined based on an evaluation of each executive’s individual contribution to the overall performance of the Company.

Historically, when determining the amount of bonus and incentive compensation to be paid to our Named Executive Officers, the Compensation Committee reviews and considers the following information:

•	Evaluations of each of our Named Executive Officers, as well as feedback from the full Board of Directors, regarding each Named Executive Officer’s performance;
•

The Chief Executive Officer’s review and evaluation of each of the other Named Executive Officers, addressing individual performance and the results of operations of the business areas and departments for which such executive had responsibility, which the Compensation Committee discusses with the Chief Executive Officer;

•	The financial performance of the Company, including its stock price, comparable revenue, Adjusted EBITDA and Free Cash Flow growth; and
•	Total proposed compensation, as well as each element of proposed compensation, taking into account the recommendations of the Chief Executive Officer.

For 2017, the performance bonus paid to each of our top three Named Executive Officers represents the full target percentage of each of these Named Executive Officers. The other two Named Executive Officers were paid less than the full target percentage of their performance bonus. The Compensation Committee selected these bonus amounts for 2017 due to the performance of the Company, as well as the individual performance of the executives.

Additionally, our Chief Executive Officer and our Chief Financial Officer received in 2017 a special acquisition completion bonus of $7.5 million and $2.0 million, respectively, upon the successful closing of our acquisition of Media General on January 17, 2017. This acquisition, net of related divestitures, increased the full power television stations that we own and provided services from 104 full power television stations in 62 markets to 170 full power television stations in 100 markets.

The Company’s performance in 2017 substantially met the expectations set by the Board of Directors. Net revenue for 2017 of $2.43 billion substantially met our budget of $2.51 billion. The Company also realized an increase in retransmission fee revenues of $601.8 million, or 152.7% over 2016 due to incremental revenue from stations acquired and the effect of successful negotiation of expiring contracts in late 2016. In addition, Nexstar realized an increase in digital media revenue of $129.0 million, or 126.8% over 2016 primarily due to television stations and digital entities acquired through our merger with Media General.

Operationally, the Company achieved significant milestones while maintaining discipline in cost management and simultaneously developing new local marketing solutions for our customers. In 2017, our revenue growth drove the Company’s income from operations of $518.7 million and net income of $475.3 million. Our budgeted Adjusted EBITDA for 2017 of $777.1 million, compared with actual Adjusted EBITDA of $743.3 million, was substantially met as the Company continued to invest for long-term growth. Excluding one-time transaction expenses, primarily resulting from our merger with Media General, our actual Adjusted EBITDA in 2017 was $802.2 million. During 2017, the Company continued to focus on growing free cash flow and remained disciplined in managing costs. As a result, 2017 full year free cash flow rose 91.6% to $469.0 million, compared to 2016. Excluding one-time transaction expenses, our free cash flow in 2017 was $528.0 million.

The above factors were considered in determining the levels of performance bonuses paid to each of our Named Executive Officers, along with each executive’s individual performance and contribution to achievement of the goals of the Company. Each Named Executive Officer contributed significantly to our 2017 initiatives, including our acquisitions and integration of acquired or newly serviced stations, our organic growth, and our free cash flow growth. Due to the level of incremental effort arising from these initiatives and their favorable impact to the Company in 2017 and for future operations, the Compensation Committee determined that bonuses were warranted.

Stock-Based Compensation

The Company believes that grants of stock-based awards are the most appropriate form of long-term compensation since they provide incentives to promote the long-term success of the Company in line with stockholders’ interests. The Company’s equity incentive plans are intended to motivate and reward the executive officers and to retain their continued services while providing long-term incentive opportunities including the participation in the long-term appreciation of our common stock value.

The Compensation Committee grants stock-based awards to the four non-CEO Named Executive Officers based on the recommendation of the Chief Executive Officer, who evaluates their performance in meeting the goals established at the beginning of each year. The Compensation Committee grants stock-based awards to the Chief Executive Officer primarily based on the overall performance of the Company. As with cash bonuses, there is no defined formula for how many stock-based awards will be granted to a Named Executive Officer.

The Company currently maintains two equity compensation plans – the 2012 Long-Term Equity Incentive Plan and the 2015 Long-Term Equity Incentive Plan, both of which provide for the granting of stock options, stock appreciation rights, restricted stock and performance awards. Awards made under the Company’s equity plans have consisted almost exclusively of non-qualified stock options and restricted stock units. Stock option awards and restricted stock units vest ratably over four to five years, dependent on continued employment. The exercise price of stock options may not be less than the market price of the Company’s Class A Common Stock on the date of grant. Stock option awards must be exercised within ten years of the date of grant of the option, subject to earlier expiration upon termination of the individual’s employment. The number of awards that may be granted to any one individual in a calendar year to 1,000,000 shares.

There were no grants of stock options or restricted stock units to our Named Executive Officers in 2016. However, each of our Named Executive Officers have received stock options and/or restricted stock units in prior years that continue to vest, and grants of restricted stock units were made

In January 2017, each of our Named Executive Officers received stock awards in the form of restricted stock units, for recognition of their past contributions to the Company, including the successful closing of our acquisition of Media General, and in anticipation of their continuing efforts.

Perquisites and Other Compensation

All other compensation for our Named Executive Officers includes automobile allowances paid by the Company, the value of the personal use of an automobile, the group life insurance paid by the Company and 401(k) matching contributions made by the Company.

Health Benefits

All full-time employees, including our Named Executive Officers, may participate in our health benefit program, including medical, dental and vision care coverage, disability insurance and life insurance.

Severance Benefits and Change in Control Provisions

All of our Named Executive Officers have entered into employment agreements with us. These employment agreements, among other things, provide for severance compensation to be paid to the executives if they are terminated upon a change of control of the Company, or for reasons other than cause, or if they resign for good reason, as defined in the agreements (see the “Potential Payments Upon Termination or Change in Control” section).

EMPLOYMENT AGREEMENTS

The Company currently has an employment agreement in place with each of its Named Executive Officers. The following is summarized information related to the base salary, annual cash bonus and severance compensation and termination provisions contained in the employment agreement of each Named Executive Officer.

Perry A. Sook

Mr. Sook is employed as President and Chief Executive Officer under an employment agreement with us, last renewed on January 29, 2015. The term of the renewed agreement expires on January 15, 2019 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Sook’s base salary is $1,400,000 in 2015 and $1,500,000 in 2016 and thereafter. In addition to his base salary, Mr. Sook is eligible to earn a targeted annual bonus of $1,400,000 for 2015 and $1,500,000 for 2016 and thereafter, upon achievement of goals established by the Board of Directors. In the event of termination for reasons other than cause, or if Mr. Sook resigns for good reason, as defined in the agreement, he is eligible to receive his base salary and target bonus for a period of two years.

Thomas E. Carter

Mr. Carter is employed as Chief Financial Officer and Executive Vice President under an employment agreement with us, which was amended on January 1, 2017. The term of the new agreement expires on December 31, 2021 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Carter’s base salary is $750,000 from January 1, 2017 to December 31, 2017, $775,000 from January 1, 2018 to December 31, 2018, $800,000 from January 1, 2019 to December 31, 2019, $825,000 from January 1, 2020 to December 31, 2020, and $850,000 thereafter. After the end of each of our fiscal year during the term of his employment agreement, Mr. Carter is also eligible to receive a targeted annual bonus up to seventy-five percent (75%) of his annual base salary in effect at the end of that fiscal year (or in excess of such amount as our Chief Executive Officer, with the approval of the Compensation Committee of the Board of Directors may determine is appropriate in their sole discretion) based on the achievement of goals established by our Chief Executive Officer and/or the Board of Directors for such period. In the event of termination for reasons other than cause, or if Mr. Carter resigns for good reason, as defined in the agreement, Mr. Carter is eligible to receive his base salary for a period of one year, plus an additional $20,800.

Timothy C. Busch

Mr. Busch is employed as President of Nexstar Broadcasting, Inc. under an employment agreement, which was amended on January 17, 2017. The term of the agreement expires on May 31, 2021 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Busch’s base salary is $625,000 from January 17, 2017 through May 31, 2017, $650,000 from June 1, 2017 through May 31, 2018, $700,000 from June 1, 2018 through May 31, 2019, $725,000 from June 1, 2019 through May 31, 2020, and $750,000 thereafter. After the end of each of our fiscal year during the term of his employment agreement, Mr. Busch will be entitled to receive an annual bonus, in an amount, if any, up to seventy-five percent (75%) of his annual base salary in effect at the end of that fiscal year (or in excess of such amount as our Chief Executive Officer, with the approval of the Compensation Committee of the Board of Directors may determine is appropriate in their sole discretion), pro-rated for any partial fiscal year during which he is employed pursuant to the amended employment agreement, to be determined by our Chief Executive Officer based on, among other things, whether Mr. Busch has achieved the personal goals established by our Chief Executive Officer and/or the Board of Directors for such fiscal year. In the event of termination upon change of control or for reasons other than cause, or if Mr. Busch resigns for good reason, as defined in the agreement, Mr. Busch is eligible to receive his base salary for a period of one year, plus an additional $20,800.

Gregory Raifman

Mr. Raifman is employed as President of Nexstar Digital LLC under an employment agreement with Nexstar dated April 1, 2017. The term of the agreement expires on March 31, 2021 and automatically renews for successive one-year periods unless either party notifies the other of its inteion not to renew the agreement. Under the agreement, Mr. Raifman’s base salary is $625,000 from April 1, 2017 to March 31, 2018, $650,000 from April 1, 2018 to March 31, 2019, $675,000 from April 1, 2019 to March 31, 2020, and $700,000 thereafter. After the end of each of our fiscal year during the term of this Agreement, Mr. Raifman will be entitled to receive an annual bonus, in an amount, if any, up to one hundred percent (100%) of his annual base salary in effect at the end of that fiscal year (or in excess of such amount, as the Chief Executive Officer, with the approval of the Compensation Committee of the Company’s board of directors may determine is appropriate in their sole discretion), pro-rated for any partial fiscal year during which he is employed by the Company pursuant to the agreement detailed above, to be determined by the Chief Executive Officer, with the approval of the Compensation Committee, based on, among other things, whether the Company achieved the budgeted revenue and profit goals and any specific non-financial goals for such fiscal year. In the event of termination upon a change of control or for reasons other than cause, or if Mr. Raifman resigns for good reason, as defined in the agreement, Mr. Raifman is eligible to receive his base salary for a period of one year, plus an additional $20,800.

Brian Jones

Mr. Jones is employed as Executive Vice President, Chief Operating Officer of Nexstar Broadcasting, Inc. under an employment agreement, which was amended on January 17, 2017 and further amended on July 27, 2017. The term of the agreement expires on December 31, 2021 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Jones’ base salary is $500,000 from January 17, 2017 to July 31, 2017, $525,000 from August 1, 2017 to December 31, 2017, $540,000 from January 1, 2018 to December 31, 2018, $555,000 from January 1, 2019 to December 31, 2019, $570,000 from January 1, 2020 to December 31, 2020, and $585,000 thereafter. After the end of each of our fiscal year during the term of his employment agreement, Mr. Jones will be entitled to receive an annual bonus, in an amount, if any, up to fifty percent (50%) of his annual base salary in effect at the end of that fiscal year (or in excess of such amount as our Chief Executive Officer, with the approval of the Compensation Committee of the Board of Directors may determine is appropriate in their sole discretion), pro-rated for any partial fiscal year during which he is employed pursuant to the amended employment agreement, to be determined by our Chief Executive Officer or President, based on, among other things, whether Mr. Jones has achieved the personal goals established by our Chief Executive Officer, President and/or the Board of Directors for such fiscal year. In the event of termination upon a change of control or for reasons other than cause, or if Mr. Jones resigns for good reason, as defined in the agreement, Mr. Jones is eligible to receive his base salary for a period of one year, plus an additional $20,800.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table sets forth information that summarizes compensation for the years ended December 31, 2017, 2016, and 2015 for our Named Executive Officers.

SUMMARY COMPENSATION TABLE

	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Perry A. Sook	2017	$1,500,000	9,000,000	8,804,905	$—	$13,605	$19,318,510
President, Chief Executive	2016	1,500,000	—	—	—	16,732	1,516,732
Officer and Director	2015	1,450,000	1,750,000	9,047,622	6,290,517	16,776	18,554,915
Thomas E. Carter	2017	747,115	2,562,500	2,915,823	—	14,624	6,240,062
Chief Financial Officer and	2016	584,615	-	—	—	14,549	599,164
Executive Vice President	2015	580,769	550,000	—	—	14,896	1,145,665
Timothy C. Busch	2017	632,596	487,500	2,915,823	—	8,718	4,044,637
President, Nexstar	2016	450,769	750,000	—	—	8,878	1,209,647
Broadcasting, Inc.	2015	457,500	300,000	—	—	5,124	762,624
Gregory R. Raifman(1)	2017	456,731	468,750	3,361,004	—	7,951	4,294,436
President, Nexstar	2016	—	—	—	—	—	—
Digital LLC	2015	—	—	—	—	—	—
Brian Jones	2017	507,231	230,000	1,457,912	—	14,627	2,209,770
Executive Vice President,	2016	450,769	342,500	—	—	14,554	807,823
Chief Operating Officer	2015	457,500	300,000	—	—	14,900	772,400

(1)	Gregory R. Raifman joined Nexstar in April 2017.
(2)

Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification (ASC) 718. See the Notes to the Company’s Consolidated Financial Statements in our 2017 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards.

(3)	All Other Compensation consists of the following items:

	Year	Automobile Allowance(a) ($)	Life Insurance Premiums(b) ($)	Moving Costs	Company Contributions to 401(k) Plans ($)	Total ($)
Perry A. Sook	2017	$7,206	$2,349	$—	$4,050	$13,605
	2016	10,408	2,349	—	3,975	16,732
	2015	10,452	2,349	—	3,975	16,776
Thomas E. Carter	2017	9,000	1,574	—	4,050	14,624
	2016	9,000	1,574	—	3,975	14,549
	2015	9,346	1,575	—	3,975	14,896
Timothy C. Busch	2017	850	857	3,465	3,546	8,718
	2016	4,533	857	—	3,488	8,878
	2015	730	845	—	3,549	5,124
Gregory R. Raifman	2017	7,454	497	—	—	7,951
	2016	—	—	—	—	—
	2015	—	—	—	—	—
Brian Jones	2017	9,000	1,577	—	4,050	14,627
	2016	9,000	1,579	—	3,975	14,554
	2015	9,346	1,579	—	3,975	14,900

(a)	Represents either the automobile allowance paid to the individual or the value of their personal use of a Company-owned automobile.
(b)	Represents personal group life insurance premiums paid by the Company.

2017 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards made to each of our Named Executive Officers during the year ended December 31, 2017:

	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(1)
Perry A. Sook	1/17/2017	100,000	$5,831,647
	1/17/2017	50,000	2,973,259
Thomas E. Carter	1/17/2017	50,000	2,915,823
Timothy C. Busch	1/17/2017	50,000	2,915,823
Gregory R. Raifman	4/1/2017	50,000	3,361,004
Brian Jones	1/17/2017	25,000	1,457,912

(1)

Represents the grant date fair value of the awards computed in accordance with FASB Accounting Standards Codification (ASC) 718. See the Notes to the Company’s Consolidated Financial Statements in our 2017 Annual Report on Form 10-K for a discussion of the assumptions made in the valuation of these awards.

2017 OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table sets forth information as of December 31, 2017 concerning outstanding equity awards held by our Named Executive Officers listed in the Summary Compensation Table.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested(2) ($)
Perry A. Sook	1,000,000	—		$9.60	9/11/2022	—		$—
	100,000	100,000	(3)	47.11	1/14/2025	—		—
	—	—		—	—	100,000	(4)	7,820,000
	—	—		—	—	100,000	(5)	7,820,000
	—	—		—	—	50,000	(6)	3,910,000
Thomas E. Carter	85,000	—		3.95	1/21/2020	—		—
	56,250	18,750	(7)	46.03	1/15/2024	—		—
	—	—		—	—	3,125	(8)	244,375
	—	—		—	—	50,000	(9)	3,910,000
Timothy C. Busch	10,000	—		5.85	12/10/2020	—		—
	30,000	10,000	(10)	46.03	1/15/2024	—		—
	—	—		—	—	50,000	(11)	3,910,000
Gregory R. Raifman	—	—		—	—	50,000	(12)	3,910,000
Brian Jones	35,000	—		0.82	6/12/2019	—		—
	30,000	10,000	(13)	46.03	1/15/2024	—		—
	—	—		—	—	25,000	(14)	1,955,000

(1)	Stock options expire ten years from the date of grant.
(2)	Market value is the closing market price of Nexstar’s common stock as of December 29, 2017 multiplied by the number of restricted stock units that have not vested.
(3)	50,000 stock options will vest and become exercisable on each of January 14, 2018 and 2019.
(4)

25,000 restricted stock units will vest and convert into shares of stock on each of January 14, 2018 and 2019. 25,000 restricted stock units will vest and convert into shares of stock on each of March 1, 2018 and 2019.

(5)	25,000 restricted stock units will vest and convert into shares of stock on each of January 17, 2018, 2019, 2020 and 2021.
(6)	25,000 restricted stock units will vest and convert into shares of stock on each of January 17, 2018 and 2019.
(7)	Stock options will vest and become exercisable on January 15, 2018.
(8)	3,125 restricted stock units will vest and convert into shares of stock on August 1, 2018.
(9)	12,500 restricted stock units will vest and convert into shares of stock on each of January 17, 2018, 2019, 2020 and 2021.
(10)	Stock options will vest and become exercisable on January 15, 2018.
(11)	12,500 restricted stock units will vest and convert into shares of stock on each of January 17, 2018, 2019, 2020 and 2021.
(12)	12,500 restricted stock units will vest and convert into shares of stock on each of April 1, 2018, 2019, 2020 and 2021.
(13)	Stock options will vest and become exercisable on January 15, 2018.
(14)	6,250 restricted stock units will vest and convert into shares of stock on each of January 17, 2018, 2019, 2020 and 2021.

2017 OPTION EXERCISES AND VESTED STOCK AWARDS

The following table sets forth information concerning option exercises and stock awards vested for each of our Named Executive Officers listed in the Summary Compensation Table during the year ended December 31, 2017:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting(2) ($)
Perry A. Sook	300,000	$18,469,950	50,000	$3,417,500
Thomas E. Carter	—	—	3,125	208,750
Timothy C. Busch	10,000	732,802	—	—

(1)

The “value realized on exercise” is calculated by determining the difference between the market price of the option award at exercise and the exercise price multiplied by the number of shares acquired on exercise.

(2)	The “value realized on vesting” is the market price of the restricted stock units at vesting multiplied by the number of shares acquired.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of our Named Executive Officers has entered into an employment agreement with the Company (see “Employment Agreements” in this Proxy Statement). Included in each employment agreement are provisions regarding termination of employment, including a change in control of the Company. The circumstances that would result in the payment of severance compensation and other benefits under the employment agreements are identical for each of our Named Executive Officers.

As defined in the employment agreements, there are three different circumstances that would result in the payment of severance compensation, each as defined in the employment agreements, as follows: (1) change in control of the Company; (2) termination by the Company for reasons other than cause; and (3) resignation by the Named Executive Officer with good reason.

In the event of termination for any of the above reasons, as defined in the employment agreements, each Named Executive Officer is eligible to receive his base salary for a period of one year (except for Mr. Sook who would receive two years base salary plus two years target bonus).

The following table sets forth potential payments to our Named Executive Officers under their employment agreements, for various circumstances involving the termination of employment of our Named Executive Officers or change in control of the Company, assuming a December 31, 2017 termination date.

	Death or Disability ($)	Change in Control ($)	Involuntary Termination With Cause ($)	Involuntary Termination Without Cause ($)	Voluntary Termination With Good Reason ($)	Voluntary Termination Without Good Reason ($)
Perry A. Sook	—	$6,000,000	—	$6,000,000	$6,000,000	—
Thomas E. Carter	—	770,800	—	770,800	770,800	—
Timothy C. Busch	—	670,800	—	670,800	670,800	—
Gregory R. Raifman	—	645,800	—	645,800	645,800	—
Brian Jones	—	520,800	—	520,800	520,800	—

PAY RATIO DISCLOSURE

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the total annual compensation of our median employee and the total annual compensation of our President and Chief Executive Officer for 2017:

•

The total annual compensation of the median employee identified at our Company, other than our President and Chief Executive Officer, was $38,850, using the definition of total annual compensation in accordance with Item 402(c)(2)(viii) under the Securities Act of 1933.

•

As indicated in the Summary Compensation Table above, our President and Chief Executive Officer’s annual total compensation was $19,318,510, using the same definition of total annual compensation we used to calculate the median employee’s total annual compensation.

•	The ratio of the annual total compensation of our president and President and Chief Executive Officer to the total annual compensation of our median employee was 497 to 1.

We used the following methodology to identify the median employee:

•	We selected October 20, 2017 as the date on which to determine our median employee, which is a date within the last three months of 2017.
•	We included all 9,197 of our full-time, part-time and temporary workers employed on October 20, 2017 to determine our employee population, all of which are located in the United States.
•

We identified the median employee on the basis of our employee population’s base salary and base wages, as compiled from our payroll records. No adjustments were applied for purposes of determining the median employee, such as employees who were only employed for only part of the year or on unpaid leave of absence at some point during the year. We selected base salary and base wages as base pay represents the principal form of compensation delivered to all of our employees and this information is readily available. We believe these pay components reasonably reflect the annual compensation of our employees.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

AUDIT COMMITTEE REPORT

The financial statements of Nexstar Media Group, Inc. (the “Company”) are prepared by management, which is responsible for their objectivity and integrity and their preparation in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed with management the audited financial statements and management’s assessment of the effectiveness of internal controls of the Company for the year ended December 31, 2017.

The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm who audited the Company’s December 31, 2017 financial statements, the matters required to be discussed in Public Company Accounting Oversight Board (“PCAOB”), Auditing Standard No. 16, “Communication with Audit Committees.” Additionally, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence and has discussed with them their independence from the Company and its management. Finally, the Audit Committee has considered whether the provision of non-audit services to the Company by PwC is compatible with their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s assessment of the effectiveness of internal controls be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Lisbeth McNabb, Chair
Geoff Armstrong
Dennis J. FitzSimons

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

In addition to having retained PwC to audit the financial statements of Nexstar for the years ended December 31, 2017 and 2016 and review the financial statements included in Nexstar’s Quarterly Reports on Form 10‑Q during such years, Nexstar retained PwC to provide advice on tax compliance matters. A representative of PWC is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders. PWC has served as the Company’s independent registered public accounting firm since 1997. The aggregate fees, including expenses, billed for professional services incurred by Nexstar and rendered by PwC in the years ended December 31, 2017 and 2016 for these various services were:

Type of Fees	2017	2016
Audit Fees(1)	$2,552,000	$1,983,990
Audit Related Fees(2)	4,450	3,600
Tax Fees(3)	2,070,000	1,015,300
All Other Fees(4)	—	—
Total	$4,626,450	$3,002,890

(1)

“Audit Fees” are fees billed for professional services for the audit of our consolidated financial statements included in our Annual Reports on Form 10-K and review of our financial statements included in our Quarterly Reports on Form 10-Q, or for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements, including registration statements.

(2)	“Audit Related Fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
(3)	“Tax Fees” are fees billed for tax compliance, tax advice and tax planning.
(4)	“All Other Fees” are fees billed for any professional services not included in the first three categories.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee pre-approves all services relating to PwC.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In October 2017, our Board of Directors adopted a new related party transactions policy. The Board of Directors is responsible for the review and, if appropriate, approval or ratification of “related-person transactions” involving us or our subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director, executive officer or a beneficial owner of 5% or more of our ordinary shares, and their immediate family members. The Board has adopted written policies and procedures that apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

All employees sign a conflict of interest statement annually, and we require our directors and executive officers to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related-party transactions. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our periodic filings as appropriate.

On October 2, 2017, we acquired certain assets of WLWC, a CW affiliated full power television station in the Providence, Rhode Island market, from OTA Broadcasting (PVD), LLC for $4.1 million in cash. OTA Broadcasting (PVD), LLC is owned by MSD Partners, L.P., who was also a 5% owner of Nexstar’s common stock. As of December 31, 2017, MSD Partners no longer hold a 5% or greater ownership interest in us.

Under the NASDAQ independence rules, our independent Directors are Messrs. Armstrong, Grossman, Pompadur, Miller, Muse, FitzSimons and McMillen and Ms. McNabb. All of the committees of the Board of Directors are comprised solely of independent directors.

OTHER INFORMATION

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice and Proxy Statement for the Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Annual Report to Stockholders

Nexstar’s Annual Report to Stockholders for the year ended December 31, 2017, including Nexstar’s financial statements, management’s assessment of the effectiveness of internal controls and PricewaterhouseCoopers LLP’s report on the financial statements is being mailed with this Proxy Statement to each of Nexstar’s stockholders of record as of April 23, 2018. Exhibits will be provided at no charge to any stockholder upon written request to Nexstar Media Group, Inc., attention: Tom Carter, Chief Financial Officer.

Stockholder Proposals for the 2019 Annual Meeting

Proposals of stockholders intended to be presented at the 2019 Annual Meeting pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, must be received by us no later than the close of business on January 4, 2019 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Proposals should be addressed to Elizabeth Ryder, Secretary, Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062.

In addition, our By-laws require that we be given advance notice of other business that stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in our Proxy Statement in accordance with Rule 14a-8), including stockholder nominations for the election to the Board of Directors. Such proposals and nominations for the 2019 Annual Meeting, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to our executive offices, and received not less than 90 days nor more than 120 days prior to the anniversary of the prior year’s Annual Meeting. In the event that the date of the Annual Meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, notice to be timely must be so delivered not earlier than the 120th day prior to such Annual Meeting and not later than the later of the 90th day prior to such Annual Meeting and the 10th day following the day on which the public announcement of the meeting date is made. Our By-laws require that such notice contain certain additional information. Copies of the By-laws can be obtained without charge by writing our Corporate Secretary at the address shown on the cover of this Proxy Statement.

Cost of Proxy Solicitation and Annual Meeting

The cost of the solicitation of proxies will be borne by us. In addition to the solicitation of proxies by mail, certain of our officers and employees, without extra remuneration, may solicit proxies personally, by telephone, mail or facsimile. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of Common Stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” Proxy Statements and Annual Reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062, Attention: Tom Carter, Chief Financial Officer, (972) 373-8800. If any stockholder wants to receive separate copies of the Annual Report and Proxy Statement in the future, or if any stockholder is receiving multiple copies and would like to receive only one copy for his or her household, such stockholder should contact his or her bank, broker, or other nominee record holder, or such stockholder may contact us at the above address and telephone number.

Stockholder Communications

The Company has adopted a procedure by which stockholders may send communications, as defined within Item 407(f) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, to one or more members of the Board of Directors by writing to such director(s) or to the whole Board of Directors in care of Elizabeth Ryder, Secretary, Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX  75062. Any such communications will be promptly distributed by the Secretary to such individual director(s) or to all directors if addressed to the full Board of Directors.

By Order of the Board of Directors,

/s/Elizabeth Ryder

Elizabeth Ryder
Secretary

April 27, 2018

ANNUAL MEETING OF STOCKHOLDERS OF June 6, 2018 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.astproxyportal.com/ast/13194/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330300000000000000 3 060618 1. To elect the following nominees as Class III members of the Board of Directors (except as marked below), for a term of three years. O Perry A. Sook O Geoff Armstrong O Jay M. Grossman 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. 3. Approval, by non-binding vote, of executive compensation. 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s)thereof. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s),mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS (1), (2) AND (3). PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1 NEXSTAR MEDIA GROUP, INC. 545 E. John Carpenter Freeway, Suite 700 Irving, TX 75062 2018 Annual Meeting of Stockholders This Proxy is solicited on behalf of the Board of Directors The undersigned, revoking all prior proxies, hereby appoints Perry A. Sook, Elizabeth Ryder and Thomas E. Carter, and each of them, each with the power to appoint his or her substitute, as proxy or proxies to represent and to vote, as designated on the reverse side, all shares of common stock of Nexstar Media Group, Inc. (the “Company”) which the undersigned would be entitled to vote if present in person at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., Central Daylight Time, on Wednesday, June 6, 2018, or at any adjournment(s) or postponement(s) thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS AS DISCLOSED IN THE PROXY STATEMENT. (Continued and to be signed on the reverse side) COMMENTS: 1.1 14475